January 22, 2008

American Realty Capital Trust, Inc. 1725 The Fairway Jenkintown, Pennsylvania 19046	Proskauer Rose LLP 1585 Broadway New York, New York 10036-8299

Re:	Registration Statement on Form S-11 Registration No. 333-145949

Ladies and Gentlemen:

We have served as Maryland counsel to American Realty Capital Trust, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law relating to the registration by the Company of up to (a) 150,000,000 shares (the “IPO Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), to be issued by the Company in an underwritten initial public offering, (b) 25,000,000 shares of Common Stock (the “DRIP Shares”) to be issued by the Company pursuant to its distribution reinvestment plan (the “DRIP Plan”) and (c) 1,000,000 shares of Common Stock (the “Option Shares” and, together with the IPO Shares and the DRIP Shares, the “Shares”) to be issued by the Company pursuant to its Stock Option Plan (the “Option Plan”), covered by the above-referenced Registration Statement, and all amendments thereto (collectively, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.  The Registration Statement and the related form of prospectus included therein, in the form in which it was filed with the Commission under the Securities Act;

2.  The charter of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.  The Bylaws of the Company, certified as of a recent date by an officer of the Company;

American Realty Capital Trust, Inc.
January 22, 2008

4.  Resolutions adopted by the Board of Directors of the Company (the “Board”) or a duly authorized committee thereof (the “Resolutions”), relating to the registration, sale and issuance of the Shares, certified as of a recent date by an officer of the Company;

5.  Resolutions adopted by the stockholders of the Company relating to the approval of the Option Plan, certified as of the date hereof by an officer of the Company;

6.  A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

7.  The DRIP Plan, in the form filed as Appendix B to the Registration Statement;

8.  The Option Plan, in the form filed as an exhibit to the Registration Statement;

9.  A certificate executed by an officer of the Company, dated as of a recent date; and

10.  Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.  Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.  Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.  Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and each such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.  All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

American Realty Capital Trust, Inc.
January 22, 2008

5.  The Shares will not be issued in violation of any restriction or limitation contained in the Charter.

6.  Upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

7.  Each option, award, right or other security exercisable or exchangeable for an Option Share pursuant to the Option Plan (each, an “Award”) will be duly authorized and validly granted in accordance with the Option Plan, and each Award will be exercised or exchanged in accordance with the terms of the Option Plan and such Award, including any option or award agreement entered into in connection therewith.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.  The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.  The issuance of the IPO Shares has been duly authorized and, when and if delivered against payment therefor in accordance with the Registration Statement, the Resolutions and any other resolutions adopted by the Board or a duly authorized committee thereof relating thereto, the IPO Shares will be validly issued, fully paid and nonassessable.

3.  The issuance of the DRIP Shares has been duly authorized and, when and if delivered against payment therefor in accordance with the Registration Statement, the DRIP Plan, the Resolutions and any other resolutions adopted by the Board or a duly authorized committee thereof relating thereto, the DRIP Shares will be validly issued, fully paid and nonassessable.

4.  The issuance of the Option Shares has been duly authorized and, when and if delivered against payment therefor in accordance with the Registration Statement, the Option Plan, the Resolutions and any other resolutions adopted by the Board or a duly authorized committee thereof relating thereto, the Option Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

American Realty Capital Trust, Inc.
January 22, 2008

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for your submission to the Commission as an exhibit to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Venable LLP